3: <HTML>

<HTML>

<HEAD>

<META NAME="Generator" CONTENT="Microsoft Word 97">

<TITLE>e13g</TITLE>

<META NAME="Template" CONTENT="C:\PROGRAM FILES\MICROSOFT OFFICE\OFFICE\html.dot">

</HEAD>

<BODY LINK="#0000ff" VLINK="#800080">

<!DOCTYPE HTML PUBLIC "-//W3C//DTD HTML 4.0 Transitional//EN"><!-- saved from url=(0033)file://H:\ACCT\10K-10Q\13%20G.htm --><!-- saved from url=(0033)file://H:\ACCT\10K-10Q\13%20G.htm -->

 UNITED STATES<BR>

SECURITIES AND EXCHANGE COMMISSION<BR>

Washington, DC 20549

SCHEDULE 13G<BR>

Under the Securities Exchange Act of 1934

Paradigm Medical Industries, Inc.<BR>

(Name of Issuer)

Common Stock, par value $.001 per share<BR>

(Title of Class of Securities)

69900Q108<BR>

(CUSIP Number)

September 28, 2001<BR>

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(  ) Rule 13d-1(b)<BR>

(x) Rule 13d-1(c)<BR>

(  ) Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 69900Q108

<TABLE CELLSPACING=0 BORDER=0 CELLPADDING=7 WIDTH=638>

<TR><TD WIDTH="6%" VALIGN="TOP">

<BODY>

 1)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 NAME OF REPORTING PERSON</TD>

<TD WIDTH="25%" VALIGN="TOP">

 Mentor Corporation<BR>

Tax ID. 41-0950791</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 2)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP<BR>

(a)    [    ]<BR>

(b)    [    ]</TD>

<TD WIDTH="25%" VALIGN="TOP">

 </TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 3)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 SEC USE ONLY</TD>

<TD WIDTH="25%" VALIGN="TOP">

 </TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 4)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 CITIZENSHIP OR PLACE OF ORGANIZATION</TD>

<TD WIDTH="25%" VALIGN="TOP">

 Minnesota</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 </TD>

<TD WIDTH="70%" VALIGN="TOP">

 NUMBER OF             5)  SOLE VOTING POWER<BR>

SHARES<BR>

BENEFICIALLY          6)  SHARED VOTING POWER OWNED BY<BR>

OWNED BY<BR>

EACH                        7)  SOLE DISPOSITIVE POWER<BR>

REPORTING <BR>

PERSON WITH          8)  SHARED DISPOSITIVE POWER</TD>

<TD WIDTH="25%" VALIGN="TOP">

 761,651<BR>

<BR>

-0-<BR>

<BR>

761,651<BR>

<BR>

-0-</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 9)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON</TD>

<TD WIDTH="25%" VALIGN="TOP">

 <BR>

761,651</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 10)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES</TD>

<TD WIDTH="25%" VALIGN="TOP">

 <BR>

[   ]</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 11)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9</TD>

<TD WIDTH="25%" VALIGN="TOP">

 [5.9%]</TD>

</TR>

<TR><TD WIDTH="6%" VALIGN="TOP">

 12)</TD>

<TD WIDTH="70%" VALIGN="TOP">

 TYPE OF REPORTING PERSON</TD>

<TD WIDTH="25%" VALIGN="TOP">

 CO

</BODY></TD>

</TR>



 (F1) Reporting person has given a one-year irrevocable proxy to issuer's Board of Directors.

<TABLE CELLSPACING=0 BORDER=0 CELLPADDING=7 WIDTH=638>

<TR><TD WIDTH="13%" VALIGN="TOP">

<BODY>

 Item 1(a).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Name of Issuer:<BR>

Paradigm Medical Industries, Inc,</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 1(b).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Address of Issuer's Principal Executive Offices:<BR>

1127 West 2320 South, Suite A<BR>

Salt Lake City, Utah 84119</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 2(a).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Name of Person Filing:<BR>

Mentor Corporation</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 2(b).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Address of Principal Business Office:<BR>

201 Mentor Drive<BR>

Santa Barbara, CA 93111</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 2(c).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Citizenship:<BR>

Mentor Corporation is a Minnesota corporation.</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 2(d).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Title of Class of Securities:<BR>

Common Stock, par value $.001 per share</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 2(e).</TD>

<TD WIDTH="87%" VALIGN="TOP">

 CUSIP Number:<BR>

69900Q108</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 Item 3.</TD>

<TD WIDTH="87%" VALIGN="TOP">

 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filling is a:</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (a)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Broker or dealer registered under Section 15 of the Exchange Act.</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (b)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Bank as defined in Section 3(a)(6) of the Exchange Act.</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (c)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Insurance company as defined in Section 3(a)(19) of the Exchange Act.</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (d)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Investment company registered under Section 8 of the Investment Company Act.</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (e)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (f)     [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (g)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (h)    [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (i)     [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;</TD>

</TR>

<TR><TD WIDTH="13%" VALIGN="TOP">

 (j)     [  ]</TD>

<TD WIDTH="87%" VALIGN="TOP">

 Group, in accordance with Rule 13d-1((b)1)(ii)(J).

</BODY></TD>

</TR>



 If this statement is filed pursuant to section 240.13d-1(c), check this box [x].

<TABLE CELLSPACING=0 BORDER=0 CELLPADDING=7 WIDTH=638>

<TR><TD WIDTH="11%" VALIGN="TOP">

<BODY>

 Item 4.</TD>

<TD WIDTH="61%" VALIGN="TOP">

 Ownership.</TD>

<TD WIDTH="28%" VALIGN="TOP">

 </TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 (a)</TD>

<TD WIDTH="61%" VALIGN="TOP">

 Amount Beneficially Owned:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 761,651</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 (b)</TD>

<TD WIDTH="61%" VALIGN="TOP">

 Percent of Class:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 5.9%</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 (c)</TD>

<TD WIDTH="61%" VALIGN="TOP">

 Number of Shares to which such person has:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 </TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 </TD>

<TD WIDTH="61%" VALIGN="TOP">

 (i)   Sole power to vote or direct the vote:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 761,651</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 </TD>

<TD WIDTH="61%" VALIGN="TOP">

 (ii)   Shared power to vote or direct the vote:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 -0-</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 </TD>

<TD WIDTH="61%" VALIGN="TOP">

 (iii)  Sole power to dispose or to direct the deposition of:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 761,561</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 </TD>

<TD WIDTH="61%" VALIGN="TOP">

 (iv)  Shared power to dispose or to direct the disposition of:</TD>

<TD WIDTH="28%" VALIGN="TOP">

 -0-</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 5.</TD>

<TD WIDTH="61%" VALIGN="TOP">

 Ownership of Five Percent or Less of a Class.<BR>

If this statement is being filed to report the fact that as of the date of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].</TD>

<TD WIDTH="28%" VALIGN="TOP">

 </TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 6.</TD>

<TD WIDTH="89%" VALIGN="TOP" COLSPAN=2>

 Ownership of More than Five Percent on Behalf of Another Person.<BR>

Not Applicable.</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 7.</TD>

<TD WIDTH="89%" VALIGN="TOP" COLSPAN=2>

 Identification and Classification of the Subsidiary Which acquired the Security Being Reported on By the Parent Holding Company.<BR>

Not Applicable.</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 8.</TD>

<TD WIDTH="89%" VALIGN="TOP" COLSPAN=2>

 Identification and Classification of Members of the Group.</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 9.</TD>

<TD WIDTH="89%" VALIGN="TOP" COLSPAN=2>

 Notice of Dissolution of the Group.<BR>

Not Applicable.</TD>

</TR>

<TR><TD WIDTH="11%" VALIGN="TOP">

 Item 10.</TD>

<TD WIDTH="89%" VALIGN="TOP" COLSPAN=2>

 Certification.<BR>

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

</BODY></TD>

</TR>



 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.<BR>

<BR>

October 3, 2001

Mentor Corporation

By: /S/ADEL MICHAEL

Name: Adel Michael

Title: Senior Vice President, Chief Financial Officer </BODY>

</HTML>